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                                                                    EXHIBIT 99.5

  FIRST BANCORP ANNOUNCES COMPLETION OF MERGER WITH FIRST SAVINGS BANCORP, INC.

         TROY, N.C., Sept. 14. First Bancorp (Nasdaq: FBNC - news), the parent company of First Bank, announces today that its merger acquisition of First Savings Bancorp, Inc. has been completed. First Savings Bancorp, Inc. (First Savings) shareholders will receive 1.2468 shares of First Bancorp stock for each share of First Savings stock they own. First Savings shareholders will be mailed a letter in the coming days instructing them on how to exchange their shares.

         The merger of the bank subsidiaries of each company is expected to occur in the fourth quarter of 2000, with all regulatory approvals already having been received. Until such time, First Savings Bank of Moore County, Inc., SSB, the bank subsidiary of First Savings, will continue to operate as a separate subsidiary of First Bancorp.

         "This is a historic day for both companies," stated Jimmie Garner, President and Chief Executive Officer of First Bancorp. "We will be combining the knowledge and experience of the employees of each company to create a community bank that will be second to none," said Mr. Garner.

         Bill Samuels, Chairman of the Board of Directors of First Savings, and John Burns, the President of First Savings, spoke on behalf of First Savings, "While we are closing one chapter in the history of our company, we believe that we are starting another one that will be even brighter for our employees, customers, and shareholders. In First Bancorp's announcement made yesterday of its agreement to purchase four First Union branches, together we have already begun to leverage our capital," they added.

         Jimmie Garner noted, "Over the past nine months, the directors and employees of each company have gotten to know each other through social events and through integration and conversion meetings. In that time, we have developed camaraderie and become friends. We are eager to get started working as one to better serve the customers in our market area. I want to thank and congratulate the fine folks at First Savings for what they are bringing to our combined company."

         "Importantly, we also want to thank the customers and shareholders of both companies that have shown support for First Bancorp and First Savings," said Mr. Garner, Mr. Burns, and Mr. Samuels. "We appreciate the confidence and trust you have put in us, and we look forward to exceeding your expectations," they added.

         Effective today, First Bancorp, a bank holding company, headquartered in Troy, North Carolina, has two bank subsidiaries - First Bank and First Savings Bank of Moore County, Inc., SSB. Total assets of First Bancorp exceed $900 million. Immediately after the closing, the two bank subsidiaries will operate a total of 43 branches in a fifteen county market area centered in Troy. The company has previously announced that subsequent to the bank subsidiary merger scheduled for the fourth quarter of 2000, it will consolidate the First Savings Seven Lakes branch with the First Bank branch also in Seven Lakes and that the First Bank branch in Pinehurst


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Village will be consolidated with the existing First Savings branch also located in the Village. In addition, the First Bank branch in Southern Pines will be consolidated into the First Savings Southern Pines branch. Further, it was announced on August 23, 2000 that, in response to regulatory concerns, an agreement has been reached to sell the First Savings branch located in Carthage, NC to Bank of Davie, headquartered in Mocksville, NC. Also, as noted above, it was announced on September 13, 2000 that First Bank has agreed to purchase four branches from First Union, with deposits of approximately $105 million and consumer loans of approximately $19 million.

         First Bancorp's common stock is traded on the Nasdaq National Market under the symbol FBNC. Broker contacts for market makers of First Bancorp's common stock include Legg Mason (Paul Newton at 1-800-628-5770), Scott & Stringfellow, Inc. (Jeff O'Quinn at 1-800-763-1893), Trident Securities (Sadler Stukes at 1-800-340-6321), and Wachovia Securities, Inc. (Kel Normann at 1-800-929-1019).

         Please visit the company's website at www.firstbancorp.com. For additional information, please contact:

         Mr. James H. Garner
         President & Chief Executive Officer
         Telephone: (910) 576-6171




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